Proxy Voting Results
International Fund

A special meeting of the Fund's shareholders was held on April 19, 2001. The result of votes taken among shareholders on the proposal are listed below.


# of Shares Voted

For		4,656,942.319
Agaist		143,252.276
Abstain		201,828.364





Proxy Voting Results
Equity Income Fund

A special meeting of the Fund's shareholders was held on June 14, 2001. The result of votes taken among shareholders on the proposal are listed below.


# of Shares Voted

For		1,053,042.062
Agaist		64,276.785
Abstain		63,190.126